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                                                                      Exhibit 12
                                                                      ----------

                     ARGO-TECH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                           Fiscal Year Ended

                           October 28,      October 26,       October 25,      October 31,   October 30,
                               1995            1996              1997             1998          1999
                           -----------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Historical:
  Income from operations    $ 15,059         $ 19,278          $ 26,650         $ 28,059      $ 33,846
  Other, net                    (588)            (112)             (404)            (268)         (516)
                            --------         --------          --------         --------      --------
Earnings as Adjusted        $ 15,647         $ 19,390          $ 27,054         $ 28,327      $ 34,362
                            ========         ========          ========         ========      ========
  Fixed charges:
  Interest expense          $ 11,924         $ 10,138          $ 12,827         $ 21,030      $ 25,003
                            ========         ========          ========         ========      ========
Ratio of Earnings to Fixed      1.3x             1.9x              2.1x             1.3x          1.4x
Charges

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